Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 10 January 2013 relating to the financial statements of the Histon Sweet Spreads and Jellies Business, which appears in the Current Report on Form 8-K/A of The Hain Celestial Group, Inc. dated 29 October 2012.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom
10 May 2013